Exhibit 23.1

GIFFORD FONG ASSOCIATES 3658 Mt. Diablo Boulevard, Suite 200 Lafayette, CA 94549-3751 Telephone: (925) 299-7800 Facsimile: (925) 299-7815

May 1, 2009

Mr. Kevin Herrmann
Chief Financial Officer
Ballantyne of Omaha, Inc.
4350 McKinley Street
Omaha NE 68112

Subject: WRITTEN CONSENT TO REFERENCE GIFFORD FONG ASSOCIATES VALUATION IN FORM 10-Q FILING OF BALLANTYNE OF OMAHA, INC FOR THE PERIOD ENDED MARCH 31, 2009.

Dear Mr. Herrmann:

We hereby consent to the inclusion on Form 10-Q of Ballantyne of Omaha, Inc. for the period ended March 31, 2009 to make references to our report relating to the valuation of the auction-rate securities of Ballantyne of Omaha, Inc. as of March 31, 2009, and to references to our firm’s name therein.

Sincerely,

Gifford Fong Associates

/s/ H. Clifford Fong
H. Clifford Fong
Senior Vice President